Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

JTH HOLDING, INC.

(Under Sections 242 and 245 of the
Delaware General Corporation Law)

It is hereby certified that:

1.             The name of the corporation (hereinafter called the “Corporation”) is JTH Holding, Inc.

2.             The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on September 23, 2010.

3.             This Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of its stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware.

4.             The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is JTH Holding, Inc. (the “Corporation”).

ARTICLE II

ADDRESS OF REGISTERED OFFICE;
NAME OF REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801.  The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

Section 1.                    Authorized Shares.  The total number of shares of stock which the Corporation is authorized to issue is 25,400,000 shares, of which 21,200,000 shares shall be shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), 1,000,000 shares shall be shares of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”), 190,000 shares shall be shares of Class A Convertible Preferred Stock, par value $0.01 per share (the “Class A Convertible Preferred Stock”), 10 shares shall be shares of Special Voting Preferred Stock, par value $0.01 per share (the “Special Voting Preferred Stock”) and 3,009,990 shares shall be shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

Section 2.                    Common Stock.  The Class A Common Stock and the Class B Common Stock shall have the following powers, designations, preferences and rights and qualifications, limitations and restrictions:

(a)                                  Voting Rights.

(i)            Except as otherwise provided herein or by applicable law, the holders of Class A Common Stock and Class B Common Stock shall at all times vote together as a single class on all matters submitted to a vote of the stockholders of the Corporation.

(ii)           Except as otherwise provided herein or by applicable law, each holder of Class A Common Stock and Class B Common Stock shall be entitled to one vote for each share of Class A Common Stock held of record by such holder as of the applicable record date on any matter that is submitted to a vote of the stockholders of the Corporation.

(iii)          The holders of the Class B Common Stock shall be entitled to one vote for each share thereof held by them in the election of the minimum number of Directors necessary to constitute a majority of the entire Board of Directors, voting separately and as a class (the “Class B

Director Designees”), and the holders of the Class A Common Stock shall, subject to Section 3(a)(i)(2) of this Article IV, as applicable, be entitled to one vote for each share held by them in the election of the balance of the Board of Directors, voting separately and as a class (the “Class A Director Designees”); provided, that if, as of the record date for determining the stockholders entitled to vote at any annual or special meeting of the stockholders of the Corporation following the IPO (as hereinafter defined), the aggregate number of shares of Common Stock owned, directly or indirectly, by the Registered Holders is less than five percent (5%) of the aggregate number of outstanding shares of Common Stock, this Section 2(a)(iii) of Article IV shall have no further force and effect.

Notwithstanding the foregoing, except as otherwise required by applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate filed with the Secretary of State establishing the terms of a series of Preferred Stock in accordance with Section 3 of this Article IV) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of the affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to applicable law or this Amended and Restated Certificate of Incorporation (including any certificate filed with the Secretary of State establishing the terms of a series of Preferred Stock in accordance with Section 3 of this Article IV).

(b)                                 Dividends and Distributions.  Except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock outstanding at any time, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board of Directors from time to time with respect to the Common Stock out of assets or funds of the Corporation legally available therefor; provided, however, that in the event that such dividend is paid in the form of Common Stock or rights to acquire Common Stock, the holders of Class A Common Stock shall receive shares of Class A Common Stock or rights to acquire shares of Class A Common Stock, as the case may be, and the holders of shares of Class B Common Stock shall receive shares of Class B Common Stock or rights to acquire shares of Class B Common Stock, as the case may be.

(c)                                  Liquidation, etc.  Except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock outstanding at any time, in the event of a voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, in all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock.

(d)                                 Subdivision or Combination.  If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock will be subdivided or combined in the same manner.

(e)                                  Equal Status.  Except as expressly provided in this Article IV, Article V and Article IX (including, without limitation, except as set forth in Section 2(a) hereof), shares of Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respect as to all matters.  In any merger, consolidation, reorganization or other business combination, the consideration received per share by the holders of the Class A Common Stock and the holders of the Class B Common Stock in such merger, consolidation, reorganization or other business combination shall be identical; provided, however, that if such consideration consists, in whole or in part, of shares of capital stock of, or other equity interests in, the Corporation or any other corporation, partnership, limited liability company or other entity, then the powers, designations, preferences and relative, common, participating, optional or other special rights and qualifications, limitations and restrictions of such shares of capital stock or other equity interests may differ to the extent that the powers, designations, preferences and relative, common, participating, optional or other special rights and qualifications, limitations and restrictions of the Class A Common Stock and Class B Common Stock differ as provided herein (including, without limitation, with respect to the voting rights and conversion provisions hereof); and provided, further, that, if the holders of the Class A Common Stock or the holders of the Class B Common Stock are granted the right to elect to receive one of two or more alternative forms of consideration, the foregoing provision shall be deemed satisfied if holders of the other class are granted identical election rights.  Any consideration to be paid to or received by holders of Class A Common Stock or holders of Class B Common Stock pursuant to any employment, consulting, severance, non-competition or other similar arrangement approved by the Board of Directors, or any duly authorized committee thereof, shall not be considered to be “consideration received per share” for purposes of the foregoing provision, regardless of whether such consideration is paid in connection with, or conditioned upon the completion of, such merger, consolidation, reorganization or other business combination.

(f)                                    Conversion.

(i)                                     As used in this Amended and Restated Certificate of Incorporation, the following terms shall have the following meanings:

(1)                                  “Permitted Transfer” shall mean:

(a)           the Transfer of any share or shares of Class B Common Stock to one or more Permitted Transferees of the Registered Holder of such share or shares of Class B Common Stock, or to one or more other Registered Holders and/or Permitted Transferees of those other Registered Holders, or the subsequent Transfer of any share or shares of Class B Common Stock by any such transferee to the Registered Holder and/or one or more other Permitted Transferees of the Registered Holder;

(b)           the grant of a revocable proxy to an officer or officers or a director or directors of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders;

(c)           the pledge of a share or shares of Class B Common Stock that creates a security interest in such pledged share or shares pursuant to a bona fide loan or indebtedness transaction, in each case with a third party lender that makes such loan in the ordinary course of its business, so long as the Registered Holder of such pledged share or shares or one or more Permitted Transferees of the Registered Holder continue to exercise exclusive Voting Control over such pledged share or shares; provided, however, that a foreclosure on such pledged share or shares or other action that would result in a Transfer of such pledged share or shares to the pledgee shall not be a “Permitted Transfer” within the meaning of this Section 2(f)(i)(1)(c);

(d)           the existence or creation of a power of appointment or authority that may be exercised with respect to a share or shares of Class B Common Stock held by a trust; provided, however, that the Transfer of such share or shares of Class B Common Stock upon the exercise of such power of appointment or authority shall not be a “Permitted Transfer” within the meaning of this Section 2(f)(i)(1)(d); and

(e)           any Transfer approved in advance by the Board of Directors, or a majority of the independent directors serving thereon, upon a determination that such Transfer is consistent with the purposes of the foregoing provisions of this definition of “Permitted Transfer”.

For the avoidance of doubt, the direct Transfer of any share or shares of Class B Common Stock by a Registered Holder to any other person shall qualify as a “Permitted Transfer” within the meaning of this Section 2(f)(i)(1), if such Transfer could have been completed indirectly through one or more transactions involving more than one Transfer, so long as each Transfer in such transaction or transactions would otherwise have qualified as a “Permitted Transfer” within the meaning of this Section 2(f)(i)(1).  For the further avoidance of doubt, a Transfer may qualify as a “Permitted Transfer” within the meaning of this Section 2(f)(i)(1) under any one or more than one of the clauses of this Section 2(f)(i)(1) as may be applicable to such Transfer, without regard to any proviso in, or requirement of, any other clause(s) of this Section 2(f)(i)(1).

(2)                                  “Permitted Transferee” shall mean with respect to any Registered Holder:

(a)           a trust or trusts for the sole current benefit of the Registered Holder;

(b)           one or more corporations, partnerships, limited liability companies or other entities so long as all of the equity interests in such entities are owned, directly or indirectly, by the Registered Holder, and the Registered Holder has sole dispositive power and exclusive Voting Control with respect to such shares;

(c)           the guardian or conservator of any Registered Holder who has been adjudged disabled, incapacitated, incompetent or otherwise unable to manage his or her own affairs by a court of competent jurisdiction, in such guardian’s or conservator’s capacity as such, and/or the executor, administrator or personal representative of the estate of any Registered Holder who is deceased, in such executor’s, administrator’s or personal representative’s capacity as such; and

(d)           with respect to any bankrupt or insolvent Registered Holder, the trustee or receiver of the estate of such bankrupt or insolvent Registered Holder, in such trustee’s or receiver’s capacity as such.

For the avoidance of doubt, the “Permitted Transferees” of any Registered Holder within the meaning of this Section 2(f)(i)(2) may be determined under any one or more than one of the clauses of this Section 2(f)(i)(2), if such clauses are applicable to the Registered Holder.  For the further avoidance of doubt, references to a “trust” shall mean the trust or the trustee or trustees of such trust acting in such capacity, as the context may require.

(3)                                  “Registered Holder” shall mean (a) the registered holder of any share or shares of Class B Common Stock immediately prior to the consummation of the initial public offering of shares of Class A Common Stock (the “IPO”), and (b) the initial registered holder of any share or shares of Class B Common Stock that are originally issued by the Corporation after the consummation of the IPO.

(4)                                  “Transfer” of a share or shares of Class B Common Stock shall mean any direct or indirect sale, exchange, assignment, transfer, conveyance, gift, hypothecation or other transfer or disposition (including, without limitation, the granting or exercise of a power of appointment or a proxy, attorney in fact, power of attorney or otherwise) of such share or shares or any legal or beneficial interest in such share or shares, whether or not for value and whether voluntary or involuntary or by operation of law.  A “Transfer” shall include, without limitation, a transfer of a share or shares of Class B Common Stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership), and the transfer of, or entering into any agreement, arrangement or understanding with respect to, Voting Control over a share or shares of Class B Common Stock.

(5)                                  “Voting Control” shall mean, with respect to a share or shares of Class B Common Stock, the power, whether exclusive or shared, revocable or irrevocable, to vote or direct the voting of such share or shares of Class B Common Stock, by proxy, voting agreement or otherwise.

(ii)                                  Each share of Class B Common Stock shall be convertible into one fully paid and non-assessable share of Class A Common Stock at the option of the holder thereof at any time, and from time to time, upon written notice to the transfer agent of the Corporation.

(iii)                               Subject to Section 2(f)(vi) of this Article IV, a share of Class B Common Stock shall automatically, without any further action on the part of the Corporation, any holder of Class B Common Stock or any other party, convert into one fully paid and non-assessable share of Class A Common Stock upon a Transfer of such share following the IPO, other than a

Permitted Transfer; provided, however, that each share of Class B Common Stock transferred to a Permitted Transferee shall automatically convert into one fully paid and non-assessable share of Class A Common Stock if any event occurs following the IPO, or any state of facts arises or exists following the IPO, that causes such person to no longer qualify, as applicable, as a “Permitted Transferee” within the meaning of Section 2(f)(i)(2) of this Article IV.

(iv)          Each share of Class B Common Stock shall automatically, without any further action on the part of the Corporation, any holder of Class B Common Stock or any other party, convert into one fully paid and non-assessable share of Class A Common Stock if, as of the record date for determining the stockholders entitled to vote at any annual or special meeting of the stockholders of the Corporation following the IPO, the aggregate number of shares of Common Stock owned, directly or indirectly, by the Registered Holders is less than five percent (5%) of the aggregate number of outstanding shares of Common Stock.

(v)           The Board of Directors, or any duly authorized committee thereof, may, from time to time, establish such policies and procedures relating to the conversion of a share or shares of Class B Common Stock into a share or shares of Class A Common Stock and the general administration of this dual class common stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may request or require that holders of a share or shares of Class B Common Stock furnish affidavits or other proof to the Corporation as it may deem necessary or advisable to verify the ownership of such share or shares of Class B Common Stock and to confirm that an automatic conversion into a share or shares of Class A Common Stock has not occurred.  If the Board of Directors, or a duly authorized committee thereof, determines that a share or shares of Class B Common Stock have been inadvertently Transferred in a Transfer that is not a Permitted Transfer, or any other event shall have occurred, or any state of facts arisen or come into existence, that would inadvertently cause the automatic conversion of such shares into Class A Common Stock pursuant to Section 2(f)(iii) of this Article IV, and the Registered Holder shall have cured or shall promptly cure such inadvertent Transfer or the event or state of facts that would inadvertently cause such automatic conversion, then the Board of Directors, or a duly authorized committee thereof, may determine that such share or shares of Class B Common Stock shall not have been automatically converted into Class A Common Stock pursuant to Section 2(f)(iii) of this Article IV.

(vi)          In the event of a conversion of a share or shares of Class B Common Stock into a share or shares of Class A Common Stock pursuant to this Section 2, such conversion shall be deemed to have been made (a) in the event of a voluntary conversion pursuant to Section 2(f)(ii) of this Article IV, at the close of business on the business day on which written notice of such voluntary conversion is received by the transfer agent of the Corporation, (b) in the event of an automatic conversion upon a Transfer following the IPO or if any other event occurs following the IPO, or any state of facts arises or exists following the IPO, that would cause an automatic conversion pursuant to Section 2(f)(iii) of this Article IV, at the time that the Transfer of such share or shares occurred or at the time that such other event occurred, or state of facts arose, as applicable, and (c) in the event of an automatic conversion of all shares of Class B Common Stock pursuant to Section 2(f)(iv) of this Article IV, at the close of business on the record date on which the Registered Holders own less than the requisite percentage of outstanding shares of Common Stock following the IPO.  Upon any conversion of a share or shares of Class B Common Stock to a share or shares of Class A Common Stock, subject only to rights to receive any dividends or other distributions payable in respect of such share or shares of Class B Common Stock with a record date prior to the date of such conversion, all rights of the holder of a share or shares of Class B Common Stock shall cease and such person shall be treated for all purposes as having become the registered holder of such share or shares of Class A Common Stock.  Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided in this Section 2 shall be retired and may not be reissued.

(g)                                 Reservation of Stock.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

(h)                                 Limitation on Future Issuance.  Except as otherwise provided in or contemplated by Sections 2(b), 2(d) or 2(e) of this Article IV, the Corporation shall not issue additional shares of Class B Common Stock after this Amended and Restated Certificate of Incorporation becoming effective pursuant to the DGCL (the “Effective Time”).

Section 3.       Preferred Stock.

(a)                                  Class A Convertible Preferred Stock.  The Class A Convertible Preferred Stock Stock shall have the following powers, designations, preferences and rights and qualifications, limitations and restrictions:

(i)                                     Voting Rights.

(1)           In addition to the rights specified in this Amended and Restated Certificate of Incorporation, any other rights provided in any agreement between the Corporation and holders of Class A Convertible Preferred Stock, or in the Corporation’s Bylaws or by law, holders of Class A Convertible Preferred Stock shall be entitled to receive notice of all meetings of stockholders and shall vote as one class with the holders of the Class A Common Stock (except as provided in Section 3(a)(i)(2) of this Article IV), based upon the number of shares of Class A Common Stock into which such shares of Class A Convertible Preferred Stock may be converted as provided in Section 3(a)(iv) of this Article IV.

(2)           The holders of the Class A Convertible Preferred Stock, voting as a separate class, shall be entitled to elect, re-elect, remove and replace from time to time two directors of the Corporation (the “Class A Convertible Preferred Director Designees”).  Such directors shall be designated as provided in the Purchase Agreement (as hereinafter defined), and the right of the holders of the Class A Convertible Preferred Stock shall expire as provided in the Purchase Agreement or in accordance with this Amended and Restated Articles of Incorporation.

(ii)                    Dividends.  The holder of each share of Class A Convertible Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation for the Common Stock, out of funds legally available for that purpose, dividends in cash, stock or otherwise, in connection with which each share of Class A Convertible Preferred Stock shall be treated as if it has been converted into shares of Class A Common Stock as provided in Section 3(a)(iv) of this Article IV.

(iii)                 Rights Upon Liquidation, Dissolution or Winding Up.

(1)                                  In the event of:  (i) any voluntary or involuntary liquidation, dissolution, liquidation or winding up of the Corporation; (ii) any voluntary or involuntary bankruptcy properly commenced by or against the Corporation, which if involuntary is not dismissed or stayed within 90 days after such commencement; (iii) any business combination of the Corporation; or (iv) any foreclosure by creditors of the Corporation on substantially all assets of, or equity interests in, the Corporation, which foreclosure is not dismissed or stayed within 90 days after such foreclosure, any assets of the Corporation available for distribution to its stockholders shall be distributed in the following order or priority:

(a)           The holders of Class A Convertible Preferred Stock shall be entitled to receive for each share of Class A Convertible Preferred Stock, prior and in preference to any distribution to the holders of all other equity securities of the Corporation, an amount equal to the Original Issuance Price (as hereinafter defined) per share for each share of Class A Convertible Preferred Stock then outstanding, plus an amount equal to the Original Issuance Price multiplied by 10% per annum from the Original Issuance Date (as hereinafter defined), compounded annually, until the date of such distribution.

(b)           If the assets and funds of the Corporation available for distribution to the holders of Class A Convertible Preferred Stock shall be insufficient to permit the payment of the full preferential amounts set forth in Section 3(a)(iii)(1) of this Article IV, then all of the assets of the Corporation available for distribution to the Class A Convertible Preferred Stock shall be distributed to the holders of Class A Convertible Preferred Stock pro rata so that each share receives the same percentage of its respective liquidation value.

(2)                                  A consolidation or merger of the Corporation with or into any other corporation or corporations in a transaction in which the shareholders of the Corporation receive cash, securities or other consideration in exchange for the shares of capital stock of the Corporation then held by them, or a similar business combination in which event the Corporation is not the surviving entity, any sale of 50% or more of the shares of the Corporation (other than in connection with an offering by the Corporation of newly issued securities), or any sale of all or substantially all of the assets of the Corporation occurring prior to an Event of Conversion (as hereinafter defined) shall, at the option of the holders representing at least 75% of the Class A Convertible Preferred Stock then outstanding exercised in writing within ten (10) business days after the Corporation shall have given notice of its intention to enter into any of the foregoing transactions, be deemed to be a liquidation, dissolution or winding up of the Corporation for the purposes of Section 3(a)(iii)(1) of this Article IV, and any assets of the

Corporation available for distribution (and, in the case of certain reorganizations, mergers or consolidations subject to this paragraph, the securities received by the Corporation or its stockholders in such reorganization, merger or consolidation), shall be distributed pursuant to the order of preference set forth in Section 3(a)(iii)(1) of this Article IV, subject however to the right of the holders of the Class A Convertible Preferred Stock to convert the Class A Convertible Preferred Stock into Class A Common Stock as provided in Section 3(a)(iv) of this Article IV.

(iv)                Conversion.

(1)                                  The holder of any shares of Class A Convertible Preferred Stock shall have the right, at such holder’s option, at any time and from time to time to convert any of such shares of Class A Convertible Preferred Stock into shares of Class A Common Stock at the rate of ten shares of Class A Common Stock for each share of Class A Convertible Preferred Stock (the “Conversion Rate”).  A holder of Class A Convertible Preferred Stock may elect to convert by surrender of the certificates representing the shares of Class A Convertible Preferred Stock so to be converted in the manner provided in Section 3(a)(iv)(3) of this Article IV.  The Conversion Rate shall be subject to adjustment as set forth in Section 3(a)(iv)(4) of this Article IV.

(2)                                  Upon the occurrence of an Event of Conversion, all shares of Class A Convertible Preferred Stock then outstanding shall, by virtue of, and simultaneously with, the occurrence of the Event of Conversion and without any action on the part of the holder thereof, be deemed automatically converted into shares of Class A Common Stock at the Conversion Rate as last adjusted and then in effect for the shares of Convertible Preferred Stock being converted.

(3)                                  The holder of any shares of Convertible Preferred Stock may exercise the conversion right pursuant to Section 3(a)(iv)(1) of this Article IV as to any part thereof by delivering to the Corporation during regular business hours, at the office of any transfer agent of the Corporation for the Class A Convertible Preferred Stock or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank or to the Corporation (if required by it), accompanied by written notice stating that the holder elects to convert such shares.

(4)                                  The Conversion Rate shall be subject to adjustment from time to time as follows:

(a)           If at any time after the Effective Time the number of shares of Class A Common Stock outstanding is increased by a stock dividend payable in shares of Class A Common Stock or by a subdivision or stock split of shares of Class A Common Stock, then following the record date fixed for the determination of holders of Class A Common Stock entitled to receive such stock dividend, subdivision or stock split, the Conversion Rate shall be appropriately increased so that the number of shares of Class A Common Stock issuable on conversion of each share of Class A Convertible Preferred Stock shall be increased in proportion to such increase in outstanding shares.

(b)           If at any time after the Effective Time the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Conversion Rate shall be appropriately decreased so that the number of shares of Class A Common Stock issuable on conversion of each share of Class A Convertible Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(c)           If, at any time after the Effective Time, there is any capital reorganization, or any reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any change in the Common Stock) or of the sale or other disposition of all or substantially all the properties and assets of the Corporation as an entirety to any other person, each share of Class A Convertible Preferred Stock shall after such reorganization, reclassification, consolidation, merger, sale or other disposition be (unless, in the case of a consolidation, merger, sale or other disposition, payment shall have been made to the holders of all shares of Class A Convertible Preferred Stock of the full amount to which they shall have been entitled pursuant to Section 3(a)(iii) of this Article IV) convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the corporation resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which the holder of the number of shares of Class A Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or other disposition) upon conversion of such share would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or other disposition.  The provisions of this subparagraph shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

(d)           In the event of the occurrence of any event or transaction after the Effective Time not contemplated by Section 3(a)(iv)(4) of this Article IV that would require an adjustment to the Conversion Rate to remain consistent with the intent and purpose of Section 3(a)(iv)(4) of this Article IV, then the Board of Directors shall make such adjustment to the Conversion Rate as they shall deem reasonable and consistent with the intentions and purposes of Section 3(a)(iv)(4) of this Article IV and general principles of equity.

(5)                                  Whenever the Conversion Rate shall be adjusted as provided in Section 3(a)(iv)(4) of this Article IV, the Corporation shall forthwith file, at the office of the transfer agent for the Class A Convertible Preferred Stock or at such other place as may be designated by the Corporation, a statement, approved by its Board of Directors, showing in detail the facts requiring such adjustment and the Conversion Rate that shall be in effect after such adjustment.  The Corporation shall also cause a copy of such statement to be sent by first class certified mail, return receipt requested and postage prepaid, to each holder of shares of Class A Convertible Preferred Stock at its address appearing on the Corporation’s records.  Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of subparagraph (f).

(6)           In the event the Corporation shall propose to take any action of the types described in clauses (a), (b), (c) or (d) of Section 3(a)(iv)(4) of this Article IV, the Corporation shall use reasonable efforts to give 30 days prior notice to each holder of shares of Class A Convertible Preferred Stock, in the manner set forth in subparagraph (e), which notice shall specify the record date, if any, with respect to any such action, the date on which such action is to take place and such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action.

(7)           The Corporation shall reserve, and at all times from and after the Effective Time keep reserved, free from preemptive rights, out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class A Convertible Preferred Stock, sufficient shares to provide for the conversion of all outstanding shares of Class A Convertible Preferred Stock.

(8)           All shares of Class A Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable.

(9)           If at any time after the Effective Time stock of any class of the Corporation other than Class A Common Stock is delivered as a stock dividend on outstanding Common Stock, then in addition to any shares receivable upon conversion of Class A Convertible Preferred Stock, the holder shall upon such conversion be entitled to receive the same number of the shares of dividend stock plus any shares, securities or property issued upon any subsequent exchange, replacement, subdivision, or combination thereof, to which the holder would have been entitled had the Class A Convertible Preferred Stock been converted immediately prior to such stock dividend.

(v)                                 Definitions.

(1)           The term “Event of Conversion” shall mean the consummation of a public offering of shares of Common Stock of the Corporation pursuant to the Securities Act of 1933, as amended, (including the IPO) generating net proceeds to the Corporation of at least $15 million and reflecting a per share price of at least $3.75 per share of Common Stock.

(2)           The term “Original Issuance Date,” for the purposes of this Amended and Restated Articles of Incorporation, shall mean the date of original issuance by JTH Tax, Inc., a Delaware corporation (predecessor to the Corporation), of each share of Class A Convertible Preferred Stock.

(3)           The term “Original Issuance Price,” for the purposes of this Amended and Restated Certificate of Incorporation, shall mean $1.25.

(4)           The term “Purchase Agreement,” for the purposes of this paragraph 6.c., shall mean a certain Preferred Stock Purchase Agreement between the Corporation and an investor dated as of April 27, 1999.

(vi)                              Purchase Rights.  If at any time the Corporation grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of Common Stock (the “Purchase Rights”), then each holder of Class A Convertible Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Class A Common Stock acquirable upon conversion of such holder’s Class A Convertible Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights; or, if no such record is taken, the date as of which the record holders of Class A Common Stock are to be determined for the grant, issuance or sale of such Purchase Rights.

(b)                                 Special Voting Preferred Stock.  The Special Voting Preferred Stock shall have the following powers, designations, preferences and rights and qualifications, limitations and restrictions:

(i)                                     Voting Rights.  Except as otherwise provided herein or by applicable law, holders of Special Voting Preferred Stock shall be entitled to receive notice of all meetings of stockholders and shall vote as one class with the holders of Class A Common Stock based upon each share of Special Voting Preferred being entitled to vote as if it represented 100,000 shares of Class A Common Stock, and shall have no class or other voting rights.

(ii)                                  Dividends.  The holders of Special Voting Preferred Stock shall not be entitled to receive dividends in cash, stock or otherwise.

(iii)                               Conversion.  The Special Voting Preferred Stock shall not be convertible into any other class or series of shares of the Corporation.

(iv)                              Redemption.  The Corporation may redeem, purchase or acquire each outstanding share of Special Voting Preferred Stock, at a price of $1.00 per share, upon notice to the holder thereof given contemporaneously with any redemption, exchange or other event that causes DataTax Business Services Limited to cease to hold any outstanding shares in the capital of Liberty Tax Holding Corporation, an Ontario corporation.  In addition, upon any redemption, exchange or other event that causes DataTax Business Services Limited to cease to hold a portion of its outstanding shares in the capital of Liberty Tax Holding Corporation, an Ontario corporation, the Corporation may redeem, purchase, or acquire the outstanding shares of Special Voting Preferred Stock, at a price of $1.00 per share, upon notice to the holder thereof given contemporaneously with such event, on the basis that one share of Special Voting Preferred Stock may be redeemed with respect to each 10,000 shares of Liberty Tax Holding Corporation

(subject to adjustment for future issuances of shares of Liberty Tax Holding Corporation) subject to the redemption, exchange or other event.  Upon redemption, purchase or other acquisition by the Corporation, the shares of Special Voting Preferred Stock shall no longer remain outstanding.

(c)                                  Additional Series of Preferred Stock.  The Board of Directors is authorized, subject to limitations prescribed by law, to provide by resolution or resolutions for the issuance of a share or shares of Preferred Stock in one or more series of Preferred Stock (in addition to the Class A Convertible Preferred Stock and the Special Voting Preferred Stock) and, by filing a certificate of designation pursuant to the DGCL setting forth a copy of such resolution or resolutions, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations, and restrictions thereof.  The authority of the Board of Directors with respect to any additional series of Preferred Stock shall include, but not be limited to, determination of the following:

(i)            the number of shares constituting any series and the distinctive designation of that series;

(ii)           the dividend rate on the shares of any series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(iii)          whether any series shall have voting rights, in addition to the voting rights provided by applicable law, and, if so, the number of votes per share and the terms and conditions of such voting rights;

(iv)          whether any series shall have conversion privileges and, if so, the terms and conditions of conversion, including provision for adjustment of the conversion rate upon such events as the Board of Directors shall determine;

(v)           whether the shares of any series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(vi)          whether any series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(vii)         the rights of the shares of any series in the event of voluntary or involuntary dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(viii)        any other powers, preferences, rights, qualifications, limitations, and restrictions of any series.

Notwithstanding the provisions of Section 242(b)(2) of the DGCL, the number of authorized shares of Preferred Stock and Common Stock may, without a class or series vote, be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding capital stock, voting together as a single class.

ARTICLE V

BOARD OF DIRECTORS

Section 1.       Powers of the Board.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  In addition to the powers and authority expressly conferred upon them by applicable law or by this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 2.       Number of Directors.  Except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock with respect to any directors elected (or to be elected) by the holders of such series, (a) the total number of directors constituting the entire Board of Directors shall consist of not less than five nor more than fifteen members, with the precise number of directors to be determined from time to time exclusively by a vote of a majority of the entire Board of Directors, and (b) if the number of directors is changed, any increase or decrease shall be apportioned among the classes of directors in the manner as the Board of Directors shall determine so as to maintain the number of directors in each class as nearly equal in number as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

Section 3.       Removal of Directors.  Except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock with respect to any directors elected by the holders of such series and except as otherwise required by applicable law, (a) any or all of the Class A Director Designees may be removed from office, with or without cause, only by the affirmative vote of the holders of at least a majority of the shares of the Class A Common Stock, entitled to vote generally in the election of directors, voting together as a single class, (b) any or all of the Class B Director Designees may be removed from office, with or without cause, only by the affirmative vote of the holders of at least a majority of the shares of the Class B Common Stock entitled to vote generally in the election of directors, voting together as a single class, and (c) any or all of the Class A Convertible Preferred Director Designees may be removed from office, with or without cause, only by the affirmative vote of the holders of at least a majority of the shares of the Class A Convertible Preferred Stock, entitled to vote generally in the election of directors, voting together as a single class.

Section 4.       Vacancies.  Except as may be provided in a resolution or resolutions providing for any series of Preferred Stock with respect to any directors elected (or to be elected) by the holders of such series, any vacancies in the Board of Directors and any newly created directorships resulting by reason of any increase in the number of directors may be filled only by the affirmative vote of the holders of at least a majority of the shares of the applicable class of capital stock entitled to elect such director, voting together as a single class, and any directors so appointed shall hold office until the next election of the class of directors to which such directors have been appointed and until their successors are elected and qualified.

Section 6.       Bylaws.  The Board of Directors shall have the power to adopt, amend, alter, change or repeal any and all Bylaws of the Corporation.

Section 7.       Elections of Directors.  Elections of directors need not be by ballot unless the Bylaws of the Corporation shall so provide.

Section 8.       Officers.  Except as otherwise expressly delegated by resolution of the Board of Directors, the Board of Directors shall have the exclusive power and authority to appoint and remove officers of the Corporation.

ARTICLE VI

DIRECTOR LIABILITY

A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it presently exists or may hereafter be amended.  Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.

ARTICLE VII

INDEMNIFICATION

Section 1.       Right of Indemnification.  The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, manager, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person.  Notwithstanding the preceding sentence or Section 2 of this Article VII, except as otherwise provided in Section 3 of this Article VII, the Corporation shall be required to indemnify, or advance expenses to, a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board of Directors.

Section 2.       Prepayment of Expenses.  The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VII or otherwise.

Section 3.       Claims.  If a claim for indemnification (following the final disposition of the Proceeding with respect to which indemnification is sought, including any settlement of such Proceeding) or advancement of expenses under this Article VII is not paid in full within thirty days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by applicable law.  In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under this Article VII and applicable law.

Section 4.       Non-Exclusivity of Rights.  The rights conferred on any Covered Person by this Article VIII shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, any other provision of this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, or any agreement, vote of stockholders or disinterested directors or otherwise.

Section 5.       Amendment or Repeal.  Any right to indemnification or to advancement of expenses of any Covered Person arising hereunder shall not be eliminated or impaired by an amendment to or repeal of this Article VII after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought.

Section 6.       Other Indemnification and Advancement of Expenses.  This Article VII shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

ARTICLE VIII

SECTION 203

The Corporation elects not to be governed by Section 203 of the DGCL.

ARTICLE IX

AMENDMENT

The Corporation hereby reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in any manner permitted by the DGCL and all rights and powers conferred upon stockholders and/or directors herein are granted subject to this reservation; provided, that (a) any amendment, alteration, change or repeal of (i) Section 2(a)(iii) of Article IV, (ii) Section 2(f) of Article IV and (iii) Sections 3 and 4 of Article V shall require the affirmative vote of the holders of a majority of the Class B Common Stock, voting together as a single class, (b) no additional Class A Convertible Preferred Stock may be authorized, nor any provision of the terms of the Class A Convertible Preferred Stock may be amended, modified or waived without the written consent or affirmative vote of the holders of at least 66% of the then outstanding shares of Class A Convertible Preferred Stock, voting separately as a single class, and (c) no additional Special Voting Preferred Stock may be authorized, nor may any provision of the terms of the Special Voting Preferred Stock may be amended, modified or waived without the unanimous written consent or unanimous affirmative vote of the holders of the then outstanding shares of Special Voting Preferred Stock, voting separately as a single class.  Any vote of stockholders required by this Article IX shall be in addition to any other vote that may be required by applicable law, the Bylaws of the Corporation or any agreement with a national securities exchange or otherwise.

IN WITNESS WHEREOF, JTH Holding, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer this 29th day of June, 2011

JTH HOLDING, INC.

By	/s/ James J. Wheaton
Name:	James J. Wheaton
Title:	Vice President